EXHIBIT 99.1

T-Mobile’s Unique Formula Delivers Industry-Leading Service Revenue and Cash Flow Growth and Exceeds 2021 Guidance

Unrivaled 5G Network Leadership and Best Value Combined with Industry-Leading Postpaid Customer Growth Set Up Strong 2022 Outlook

Industry-Leading and Record-High Postpaid Account and Postpaid Customer Net Additions in 2021(1)
•Postpaid net account additions of 315 thousand in Q4 2021 — 1.2 million in full-year 2021, more than doubled year-over-year
•Postpaid net customer additions of 1.8 million in Q4 2021 — 5.5 million in full-year 2021, exceeded guidance
•Postpaid phone net customer additions of 844 thousand in Q4 2021 — 2.9 million in full-year 2021, increased 32% year-over-year
•High Speed Internet net customer additions of 224 thousand in Q4 2021, highest in industry— 546 thousand in full-year 2021
Differentiated Growth Model Unlocks Industry-Leading Service Revenue and Cash Flow Growth in 2021
•Service revenues of $15.0 billion in Q4 2021 — $58.4 billion in full-year 2021, record-high
•Net income of $422 million in Q4 2021 — $3.0 billion in full-year 2021
•Core Adjusted EBITDA(2) of $5.7 billion in Q4 2021 — $23.6 billion in full-year 2021, exceeded guidance
•Net cash provided by operating activities of $3.0 billion in Q4 2021 — $13.9 billion in full-year 2021, grew more than 60% year-over-year
•Free Cash Flow(2) of $1.1 billion in Q4 2021 — $5.6 billion in full-year 2021, nearly doubled year-over-year(3)
Award-Winning 5G Network Pulls Further Ahead of Competition as Merger Synergies Ramp
•Ultra Capacity 5G covered 210 million people and Extended Range 5G covered 94% of people at year-end
•Merger synergies of $3.8 billion in full-year 2021 increased nearly 3x year-over-year, exceeded guidance
Doing Good - the Un-carrier way - Leading the Industry to Build Sustainable Future and Bridge Digital Divide
•First and only U.S. wireless provider to commit to and achieve its RE100 goal in 2021, years ahead of others
•Project 10Million connected 3.2 million students and High Speed Internet reaches 10 million rural households
Strong 2022 Outlook on Continued Industry-Leading Postpaid Customer Growth and Merger Synergies(4)
•Core Adjusted EBITDA(2) is expected to grow approximately 10% year-over-year at mid-point of guidance
•Net cash provided by operating activities is expected to grow more than 10% year-over-year and Free Cash Flow(2) is expected to grow more than 30% year-over-year at mid-point of guidance

BELLEVUE, Wash. - February 2, 2021 - T-Mobile US, Inc. (NASDAQ: TMUS) reported fourth quarter and full-year 2021 results today, delivering industry-leading service revenue and cash flow growth in 2021 enabled by its differentiated customer growth momentum and synergy-backed model. T-Mobile’s unmatched network and value combination resulted in record-high and industry-leading postpaid account and customer growth in 2021.

“T-Mobile had our strongest year ever. We didn’t just meet the bold goals we set for 2021 around customer growth, profitability, merger synergies and network buildout – we crushed all of them,” said Mike Sievert, T-Mobile CEO. “Our industry-leading year-end results – adding 1.2 million postpaid accounts and 5.5 million postpaid customers, extending Ultra Capacity 5G to 210 million people – show that the Un-carrier is experiencing the greatest growth momentum in wireless. And we’re poised to sustain that position into 2022 and beyond as we continue to execute on our winning playbook and consistently make investments that have enabled our success. With plenty of room to run, we’re in the best-ever position to continue delivering.”
___________________________________________________________

(1)AT&T Inc. historically does not disclose postpaid net account additions.
(2)Core Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between either of the two measures and Net Income is variable.
(3)As compared to Free Cash Flow excluding gross payments for the settlement of interest rate swaps in 2020.
(4)Postpaid customer growth is based on industry consensus expectations.

Industry-Leading and Record-High Postpaid Account and Postpaid Customer Net Additions in 2021
•Postpaid net account additions were 315 thousand in Q4 2021, the highest Q4 in four years and reached a record 1.2 million in full-year 2021, more than doubling year-over-year.
•Postpaid net customer additions were industry-leading with 1.8 million in Q4 2021, the highest Q4, and 5.5 million in full-year 2021, a record-high and above the company’s recent guidance of 5.1 to 5.3 million.
•Postpaid phone net customer additions were 844 thousand in Q4 2021 and 2.9 million in full-year 2021. Postpaid phone churn was 1.10% in Q4 2021, as the company ramped up its Sprint customer integration, and 0.98% in full-year 2021.
•Postpaid other net customer additions were 906 thousand in Q4 2021 and 2.6 million in full-year 2021, which included High Speed Internet net customer additions of 224 thousand in Q4 2021 and 546 thousand in full-year 2021. T-Mobile ended the year with 646 thousand High Speed Internet customers, exceeding its year-end goal of 500 thousand customers.
•Prepaid net customer additions were 49 thousand in Q4 2021 and 342 thousand in full-year 2021, more than doubling year-over-year. Prepaid churn was 3.01% in Q4 2021 and 2.83% in full-year 2021.
•Total net customer additions were 1.8 million in Q4 2021 and 5.8 million in full-year 2021, the highest annual number in five years. The total customer count increased to a record-high of 108.7 million.

The following table includes the impact of the Sprint merger on a prospective basis from the close date of April 1, 2020. Historical results have not been retroactively adjusted and reflect standalone T-Mobile.

	Quarter			Year Ended December 31,
(in thousands, except churn)	Q4 2021	Q3 2021	Q4 2020	2021	2020
Postpaid net account additions	315	268	131	1,188	566
Total net customer additions	1,799	1,325	1,702	5,837	5,631
Postpaid net customer additions	1,750	1,259	1,618	5,495	5,486
Postpaid phone net customer additions	844	673	824	2,917	2,218
Postpaid other net customer additions	906	586	794	2,578	3,268
Prepaid net customer additions	49	66	84	342	145
Total customers, end of period (1)	108,719	106,920	102,064	108,719	102,064
Postpaid phone churn	1.10%	0.96%	1.03%	0.98%	0.90%
Prepaid churn	3.01%	2.90%	2.92%	2.83%	3.03%

Differentiated Growth Model Unlocks Industry-Leading Service Revenue and Cash Flow Growth in 2021
•Total service revenues increased 6% year-over-year to $15.0 billion in Q4 2021 and 16% year-over-year to $58.4 billion in full-year 2021.
•Net income decreased year-over-year to $422 million in Q4 2021 and decreased year-over-year to $3.0 billion in full-year 2021, primarily due to a planned increase in merger-related costs. Diluted earnings per share (EPS) decreased year-over-year to $0.34 in Q4 2021 and decreased year-over-year to $2.41 in full-year 2021, primarily due to a planned increase in merger-related costs.
•Adjusted EBITDA was $6.3 billion in Q4 2021 and $26.9 billion in full-year 2021, and Core Adjusted EBITDA increased 3% year-over-year to $5.7 billion in Q4 2021 and increased 16% year-over-year to $23.6 billion in full-year 2021.
•Net cash provided by operating activities decreased year-over-year to $3.0 billion in Q4 2021 and increased year-over-year to $13.9 billion in full-year 2021, which included cash payments for merger-related costs.
•Cash purchases of property and equipment, including capitalized interest was $2.9 billion in Q4 2021 and $12.3 billion in full-year 2021.
•Free Cash Flow more than doubled year-over-year to $1.1 billion in Q4 2021 and nearly doubled year-over-year(2) to $5.6 billion in full-year 2021.
(1)Includes 818,000 postpaid customers acquired from acquisitions in 2021 which were not included in net customer additions.
(2)As compared to Free Cash Flow excluding gross payments for the settlement of interest rate swaps in 2020.

The following table includes the impact of the Sprint merger on a prospective basis from the close date of April 1, 2020. Historical results have not been retroactively adjusted and reflect standalone T-Mobile.

(in millions, except EPS)	Quarter			Year Ended December 31,		Q4 2021 vs. Q3 2021	Q4 2021 vs. Q4 2020	YTD 2021 vs. YTD 2020
	Q4 2021	Q3 2021	Q4 2020	2021	2020
Total service revenues	$14,963	$14,722	$14,180	$58,369	$50,395	1.6%	5.5%	15.8%
Total revenues	20,785	19,624	20,341	80,118	68,397	5.9%	2.2%	17.1%
Net income	422	691	750	3,024	3,064	(38.9)%	(43.7)%	(1.3)%
Diluted EPS	0.34	0.55	0.60	2.41	2.65	(38.2)%	(43.3)%	(9.1)%
Adjusted EBITDA	6,302	6,811	6,746	26,924	24,557	(7.5)%	(6.6)%	9.6%
Core Adjusted EBITDA	5,679	6,041	5,501	23,576	20,376	(6.0)%	3.2%	15.7%
Net cash provided by operating activities	3,000	3,477	3,474	13,917	8,640	(13.7)%	(13.6)%	61.1%
Cash purchases of property and equipment, including capitalized interest	2,929	2,944	3,807	12,326	11,034	(0.5)%	(23.1)%	11.7%
Free Cash Flow	1,112	1,559	476	5,646	658	(28.7)%	133.6%	758.1%
Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	1,112	1,559	476	5,646	3,001	(28.7)%	133.6%	88.1%

Award-Winning 5G Network Pulls Further Ahead of Competition
T-Mobile continues to strengthen its network leadership position as America's only nationwide standalone 5G network, delivering unparalleled network performance and blazing fast speeds to people across the country at an unprecedented pace.

As of year-end, T-Mobile’s 5G network covered 310 million people across 1.8 million square miles, delivering nearly 5x more geographic coverage than Verizon and nearly 2x more than AT&T. As the only operator to have deployed dedicated mid-band spectrum nationwide, T-Mobile continues to rapidly expand both the breadth and depth of its 5G footprint to fuel customer growth, including in smaller markets and rural areas, T-Mobile for Business and new product categories like High Speed Internet. And T-Mobile isn’t slowing down, with plans to bring Ultra Capacity 5G to 260 million people this year and 300 million in 2023.

With the largest, fastest, and most reliable 5G network, T-Mobile has earned the crown of America’s 5G leader. More than 20 reports from third-party testing firms in the last year confirm T-Mobile is #1 in 5G speed and availability. As the most awarded 5G network in the country, T-Mobile’s momentum continues into 2022 with new expert studies:
•Opensignal: T-Mobile customers enjoy the fastest average 5G download and upload speeds and can connect to 5G more often and in more places than anyone else. The gap over competitors has gotten wider as T-Mobile’s average 5G download speed is more than 2.5x faster than Verizon’s average 5G download speed and more than 3x faster than AT&T’s average 5G download speed.
•Ookla: In its Q4 Market Analysis, T-Mobile was the first wireless provider ever to win all six network performance categories, including 5G speed, performance and availability as well as network performance and speeds overall.
•umlaut: T-Mobile’s download speeds across all eight US cities tested averaged more than 2x faster than Verizon 5G and nearly 4x faster than AT&T 5G in those cities.

5G and aviation safety have been in the headlines lately and have created some confusion around 5G. To be clear, T-Mobile’s 5G network is already covering 94% of American’s nationwide, and our customers are not affected by this. While headlines talk about “5G,” this issue is really with one specific frequency of spectrum called C-band, which T-Mobile 5G does not use today. So, T-Mobile customers can continue to use their 5G phones and 5G network with confidence!

Accelerated Merger Integration Continues Ahead of Schedule
T-Mobile continues to over-deliver on integration milestones, including ending the year with approximately 64% of Sprint customers transitioned to the T-Mobile network. The company continues to expect to complete the network migration by mid-2022.

T-Mobile realized approximately $3.8 billion in Merger synergies in 2021, nearly tripling year-over-year, with over $1.8 billion of sales, general and administrative (SG&A) expense reductions and over $900 million of cost of service expense reductions, which increased cash flows while funding growth initiatives and network build, and approximately $1.0 billion in avoided network build costs.

The company incurred Merger-related costs of $1.2 billion in Q4 2021 and $3.1 billion in full-year 2021. Net of taxes, Merger-related costs were $950 million, or $0.76 per share, in Q4 2021 and $2.3 billion, or $1.86 per share, in full-year 2021. Cash payments for merger-related costs were $1.1 billion in Q4 2021 and $2.2 billion in full-year 2021.

Doing Good - the Un-carrier way - Leading the Industry to Build Sustainable Future and Bridge Digital Divide
T-Mobile continues to stay true to its commitment to use its network, scale and resources for good, building a more connected, equitable and sustainable future for all:
•T-Mobile was the first and only U.S. provider to commit to sourcing 100% of its total electricity usage with renewable energy by the end of 2021 and the first in wireless to achieve this milestone years ahead of its competition.
◦The company met its goal through a combination of renewable energy investments that support its efforts to mobilize for a thriving planet.
◦In addition, T-Mobile has also led Green America’s Wireless Scorecard three years in a row, and the company recently received a top grade in the 2021 CDP Climate Change questionnaire.
•T-Mobile continues to remove economic and geographic barriers by helping to bridge the digital divide:
◦Connected 3.2 million students through Project 10Million.
◦Reached 10 million rural households through its High Speed Internet service.
◦During the pandemic, the Un-carrier launched T-Mobile Connect, its lowest priced plan, and recently expanded participation in the government’s Affordable Connectivity Program to Metro by T-Mobile, in addition to ongoing support from Assurance Wireless.
•The Connecting Heroes program had double-digit growth of first responder agencies joining T-Mobile.
•T-Mobile continues its progress on its Equity in Action commitments to further embed diversity, equity, and inclusion into its culture. For the 10th year in a row, the company recently scored 100% on the 2022 Human Rights Campaign Corporate Equality Index.

Strong 2022 Outlook on Continued Industry-Leading Postpaid Customer Growth and Merger Synergies
Building on its best customer and financial growth in company history, T-Mobile’s differentiated growth playbook, 5G leadership and synergy-backed model unlocks a strong outlook for 2022:
•Postpaid net customer additions are expected to be between 5.0 million and 5.5 million, expecting to lead the industry for the 8th consecutive year.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $25.6 billion and $26.1 billion, up approximately 10% year-over-year at the mid-point.
•Merger synergies are expected to be between $5.0 billion and $5.3 billion, including $2.2 billion to $2.35 billion of SG&A expense reductions, $1.5 billion to $1.65 billion of cost of service expense reductions and approximately $1.3 billion in avoided network build costs.
•Merger-related costs are expected to be between $4.5 billion and $5.0 billion before taxes. These costs are excluded from Core Adjusted EBITDA but will impact Net income, Net cash provided from operating activities and Free Cash Flow.
•Net cash provided by operating activities, including payments for Merger-related costs, is expected to be between $15.5 billion and $16.1 billion, up more than 10% year-over-year at the mid-point.
•Cash purchases of property and equipment, including capitalized interest, are expected to be between $13.0 billion to $13.5 billion.
•Free Cash Flow, including payments for Merger-related costs, is expected to be between $7.1 billion and $7.6 billion, up more than 30% year-over-year at the mid-point. Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions, except Postpaid net customer additions)	FY 2022 Guidance
Postpaid net customer additions (thousands)	5,000	5,500
Net income (1)	N/A	N/A
Core Adjusted EBITDA (2)	25,600	26,100
Merger synergies	5,000	5,300
Merger-related costs (3)	4,500	5,000
Net cash provided by operating activities	15,500	16,100
Capital expenditures (4)	13,000	13,500
Free Cash Flow (5)	7,100	7,600
(1)We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of our operations, excluding the impact of lease revenues from our related device financing programs. Our guidance ranges assume lease revenues to be between $1.1 billion and $1.4 billion for 2022.
(3)Merger-related costs are excluded from Core Adjusted EBITDA but will impact Net income, Net cash provided by operating activities and Free Cash Flow.
(4)Capital expenditures means cash purchases of property and equipment, including capitalized interest.
(5)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2022.

Financial Results
For more details on T-Mobile’s Q4 2021 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at http://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Wednesday, February 2, 2022 at 4:30 p.m. (EST)

Access via Phone (audio only)
Please plan on accessing the call 10 minutes prior to the scheduled start time.
•US/Canada: 866-575-6534
•International: +1 856-344-9215
•Participant Passcode: 5049036

Access via Webcast
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or +1-719-457-0820 (international). The passcode required to listen to the replay is 5049036.

Submit Questions via Twitter
Send a tweet to @TMobileIR or @MikeSievert using $TMUS

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (https://investor.t-mobile.com), newsroom website (https://t-mobile.com/news), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @MikeSievert Twitter (https://twitter.com/MikeSievert) account, which Mr. Sievert also uses as a means for personal communications and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information please visit: http://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: natural disasters, public health crises, including the COVID-19 pandemic (the “Pandemic”), terrorist attacks or similar incidents; adverse economic, political or market conditions in the U.S. and international markets, including those caused by the Pandemic; competition, industry consolidation and changes in the market condition for wireless services; disruption, data loss or other security attacks, such as the criminal cyberattack we became aware of in August 2021; our inability to take advantage of technology developments on a timely basis; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; scarcity and cost of additional wireless spectrum and regulations relating to spectrum use; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions (as defined below), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC (“Shentel”) and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Business”), and the assumption of certain related liabilities (the “Prepaid Transaction”), the complaint and proposed final judgment (the “Consent Decree”) agreed to by us, Deutsche Telekom AG (“DT”), Sprint Corporation (“Sprint”), SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into including but not limited to those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative costs incurred in tracking and monitoring compliance; economic, political and market conditions; our inability to manage the ongoing commercial and transition services arrangements entered into in connection with the Prepaid Transaction, and known or unknown liabilities arising in connection therewith; the effects of any future acquisition, investment, or merger involving us; any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms or to comply with the restrictive covenants contained therein or limitations on our operating flexibility imposed by such covenants; changes in US credit market conditions, credit rating downgrade or an inability to access the investment grade debt markets; the risk of future material weaknesses we may identify while we work to integrate and align policies, principles and practices of the two companies following the Merger (as defined below), or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage; any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy and data protection; unfavorable outcomes of existing or future legal proceedings, including proceedings and inquiries relating to the criminal cyberattack we became aware of in August 2021; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; the possibility that we may be unable to renew our wireless licenses on attractive terms or the possible revocation of our existing licenses in the event that we violate applicable laws; the choice of forum provision contained in our Certificate of Incorporation; interests of our significant stockholders that may differ from the interests of other stockholders; future sales of our common stock by DT and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC; our lack of plan to pay cash dividends in the foreseeable future; failure to realize the expected benefits and synergies of the merger (the “Merger”) with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) in the expected timeframes or in the amounts anticipated; any delay and costs of, or difficulties in, integrating our business and Sprint’s business and operations, and unexpected additional operating costs, customer loss and business disruptions, including challenges in maintaining relationships with employees, customers, suppliers or vendors; and unanticipated difficulties, disruption, or significant delays in our long-term strategy to migrate Sprint’s legacy customers onto T-Mobile’s existing billing platforms; and other risks as disclosed in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of these measures and Net income is variable.

The following table includes the impact of the Sprint merger on a prospective basis from the close date of April 1, 2020. Historical results prior to April 1, 2020 have not been restated and reflect standalone T-Mobile.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	2020	2021
Net income	$951	$110	$1,253	$750	$933	$978	$691	$422	$3,064	$3,024
Adjustments:
Income from discontinued operations, net of tax	—	(320)	—	—	—	—	—	—	(320)	—
Income (loss) from continuing operations	951	(210)	1,253	750	933	978	691	422	2,744	3,024
Interest expense	185	776	765	757	792	820	780	797	2,483	3,189
Interest expense to affiliates	99	63	44	41	46	32	58	37	247	173
Interest income	(12)	(6)	(3)	(8)	(3)	(2)	(2)	(13)	(29)	(20)
Other expense, net	10	195	99	101	125	1	60	13	405	199
Income tax expense	306	2	407	71	246	277	(3)	(193)	786	327
Operating income	1,539	820	2,565	1,712	2,139	2,106	1,584	1,063	6,636	6,892
Depreciation and amortization	1,718	4,064	4,150	4,219	4,289	4,077	4,145	3,872	14,151	16,383
Operating income from discontinued operations (1)	—	432	—	—	—	—	—	—	432	—
Stock-based compensation (2)	123	139	125	129	130	129	127	135	516	521
Merger-related costs	143	798	288	686	298	611	955	1,243	1,915	3,107
COVID-19-related costs (3)	117	341	—	—	—	—	—	—	458	—
Impairment expense	—	418	—	—	—	—	—	—	418	—
Other, net (4)	25	5	1	—	49	(17)	—	(11)	31	21
Adjusted EBITDA	3,665	7,017	7,129	6,746	6,905	6,906	6,811	6,302	24,557	26,924
Lease revenues	(165)	(1,421)	(1,350)	(1,245)	(1,041)	(914)	(770)	(623)	(4,181)	(3,348)
Core Adjusted EBITDA	$3,500	$5,596	$5,779	$5,501	$5,864	$5,992	$6,041	$5,679	$20,376	$23,576
(1)Following the Prepaid Transaction, starting on July 1, 2020, we provide MVNO services to DISH. We have included the operating income from discontinued operations, for periods prior to the Prepaid Transaction, in our determination of Adjusted EBITDA to reflect EBITDA contributions of the Prepaid Business that has been replaced by the MVNO Agreement beginning on July 1, 2020, in order to enable management, analysts and investors to better assess ongoing operating performance and trends.
(2)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Sprint merger have been included in Merger-related costs.
(3)Supplemental employee payroll, third-party commissions and cleaning-related COVID-19-related costs were not significant for Q3 2020, Q4 2020, Q1 2021, Q2 2021, Q3 2021 and Q4 2021.
(4)Other, net may not agree to the Consolidated Statements of Comprehensive Income, primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded from Adjusted EBITDA and Core Adjusted EBITDA.
Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance, such as Merger-related costs, COVID-19-related costs and Impairment expense. Core Adjusted EBITDA represents Adjusted EBITDA less lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Core Adjusted EBITDA and Adjusted EBITDA as benchmarks to evaluate T-Mobile’s operating performance in comparison to its competitors. T-Mobile also uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, stock-based compensation, Merger-related costs including network decommissioning costs, incremental costs directly attributable to COVID-19 and impairment expense, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the company’s device financing strategy, by excluding the impact of lease revenues from Adjusted EBITDA, to align with the related depreciation expense on leased devices, which is excluded from the definition of Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	2020	2021
Net cash provided by operating activities	$1,617	$777	$2,772	$3,474	$3,661	$3,779	$3,477	$3,000	$8,640	$13,917
Cash purchases of property and equipment	(1,753)	(2,257)	(3,217)	(3,807)	(3,183)	(3,270)	(2,944)	(2,929)	(11,034)	(12,326)
Proceeds from sales of tower sites	—	—	—	—	—	31	—	9	—	40
Proceeds related to beneficial interests in securitization transactions	868	602	855	809	891	1,137	1,071	1,032	3,134	4,131
Cash payments for debt prepayment or debt extinguishment costs	—	(24)	(58)	—	(65)	(6)	(45)	—	(82)	(116)
Free Cash Flow	732	(902)	352	476	1,304	1,671	1,559	1,112	658	5,646
Gross cash paid for the settlement of interest rate swaps	—	2,343	—	—	—	—	—	—	2,343	—
Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	$732	$1,441	$352	$476	$1,304	$1,671	$1,559	$1,112	$3,001	$5,646
Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, including Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are utilized by T-Mobile’s management, investors and analysts to evaluate cash available to pay debt and provide further investment in the business.

Our guidance range for Free Cash Flow is calculated as follows:

	FY 2022
(in millions)	Guidance Range
Net cash provided by operating activities	$15,500	$16,100
Cash purchases of property and equipment	(13,000)	(13,500)
Proceeds related to beneficial interests in securitization transactions (1)	4,600	5,000
Free Cash Flow	$7,100	$7,600
(1)Free Cash Flow guidance does not assume any material net cash inflows from securitization in 2022.

T-Mobile US, Inc.
Calculation of Operating Measures
(Unaudited)

The following table illustrates the calculation of our operating measures ARPA and ARPU from the related service revenues:

(in millions, except average number of accounts and customers, ARPA and ARPU)	Quarter								Year Ended December 31,
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	2020	2021
Calculation of Postpaid ARPA
Postpaid service revenues	$5,887	$9,959	$10,209	$10,251	$10,303	$10,492	$10,804	$10,963	$36,306	$42,562
Divided by: Average number of postpaid accounts (in thousands) and number of months in period	15,155	25,424	25,582	25,677	25,840	26,188	26,766	27,062	22,959	26,464
Postpaid ARPA	$129.47	$130.57	$133.03	$133.08	$132.91	$133.55	$134.54	$135.04	$131.78	$134.03
Calculation of Postpaid Phone ARPU
Postpaid service revenues	$5,887	$9,959	$10,209	$10,251	$10,303	$10,492	$10,804	$10,963	$36,306	$42,562
Less: Postpaid other revenues	(310)	(618)	(677)	(762)	(820)	(825)	(852)	(911)	(2,367)	(3,408)
Postpaid phone service revenues	5,577	9,341	9,532	9,489	9,483	9,667	9,952	10,052	33,939	39,154
Divided by: Average number of postpaid phone customers (in thousands) and number of months in period	40,585	64,889	65,437	66,084	66,834	67,680	69,033	69,764	59,249	68,327
Postpaid phone ARPU	$45.80	$47.99	$48.55	$47.86	$47.30	$47.61	$48.06	$48.03	$47.74	$47.75
Calculation of Prepaid ARPU
Prepaid service revenues	$2,373	$2,311	$2,383	$2,354	$2,351	$2,427	$2,481	$2,474	$9,421	$9,733
Divided by: Average number of prepaid customers (in thousands) and number of months in period	20,759	20,380	20,632	20,605	20,728	20,994	20,936	20,977	20,594	20,909
Prepaid ARPU	$38.11	$37.80	$38.49	$38.08	$37.81	$38.53	$39.49	$39.32	$38.12	$38.79

Postpaid Postpaid Average Revenue Per Account (Postpaid ARPA) - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly service revenue earned per customer. Service revenues for the specified period divided by the average number of customers during the period, further divided by the number of months in the period.
Postpaid phone ARPU excludes postpaid other customers and related revenues.